Exhibit 99.1

Heron Therapeutics Announces New CEO and Board Chairman

Craig Collard Appointed CEO

Adam Morgan Named Chairman of the Board

SAN DIEGO, April 3, 2023 /PRNewswire/ -- Heron Therapeutics, Inc. (NASDAQ: HRTX) ("Heron" or the "Company"), a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care, today announced the appointment of Craig Collard as Chief Executive Officer (CEO), effective today. Mr. Collard succeeds Barry Quart, Pharm.D., who has stepped down as CEO and Chairman of the Board. In addition, as part of the leadership change, the Board elected Adam Morgan as Chairman.

Mr. Collard brings more than three decades of experience leading innovative pharmaceutical companies through periods of strategic change to deliver growth and enhanced value for stockholders. Most recently, as CEO of Veloxis Pharmaceutics A/S before its acquisition by Asahi Kasei Corp.

“I am excited to be leading the Heron team,” said Craig Collard. “Heron has exciting franchises in acute care and supportive oncology care. I am confident that we can continue delivering value to our patients, customers, employees, and stockholders as we transition to a commercially focused entity. I look forward to working closely with the Board and the Heron team to optimize and advance the Company into its next phase of growth."

Lead Independent Director Craig Johnson commented, “On behalf of the entire company, I want to thank Barry for his many years of dedicated service. Barry is a world-class drug developer and has brought us to this important inflection point in the company’s lifecycle.”

Barry Quart commented, "I am incredibly proud of the Heron team; few small biotechnology companies have developed and commercialized four FDA-approved products. It is the right time to move on as the company focuses on commercialization activities. I look forward to working with Craig to ensure a seamless transition in leadership.”

As part of the board of directors’ commitment to strong corporate governance, the roles of Chairman and CEO will now be separate. Also with today’s announcement, the size of the board will be reduced to seven members.

About Craig Collard

Mr. Collard most recently served as the Chief Executive Officer of Veloxis Pharmaceutics A/S (now Veloxis Pharmaceuticals Inc., "Veloxis") before it was acquired by Asahi Kasei Corp, a transplant-focused pharmaceutical company with its principal office in Cary, North Carolina, from 2015 to December 2021, and remains on the Veloxis board of advisors. Prior to joining Veloxis, Mr. Collard served as the Chief Executive Officer and the Chairman of the Board of Directors of Cornerstone Therapeutics, Inc., a pharmaceutical company ("Cornerstone"), from 2011 until it was acquired by Chiesi Farmaceutici S.p.A. in 2014. Mr. Collard also served as Cornerstone's Interim Chief Financial Officer, from 2010 to 2011, and as its President, from 2008 to 2011. Mr. Collard served as the Founder, President and Chief Executive Officer of Cornerstone BioPharma Inc. (formerly Cornerstone BioPharma Holdings, Ltd.), a pharmaceutical company, and as a member of its board of directors, from 2004 to 2008. Prior to that, Mr. Collard served as President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company that he founded in 2003. Mr. Collard currently serves on the board of directors of TerrAscend Corp., a North American cannabis operator based in Mississauga, Canada, since December 2018. Mr. Collard previously served as a member of the board of directors of Sierra Oncology, Inc., a San Mateo, California-based late-stage biopharmaceutical company acquired by GlaxoSmithKline plc, from May 2020 to July 2022. He also served as Chairman of Opiant Pharmaceuticals, Inc., a specialty pharmaceutical company developing therapies to treat substance and use disorders and drug overdose since October 2018 until being acquired by Indivior on March 1, 2023. Mr. Collard holds a B.S. in Engineering from the Southern College of Technology (now Southern Polytechnic State University).

About Adam Morgan

Mr. Morgan currently serves as the Chief Investment Officer of Velan Capital Investment Management LP, a healthcare-dedicated investment firm based in Alpharetta, Georgia. Mr. Morgan also currently serves on the board of directors of Alimera Sciences, Inc., where he serves as a director and member of the company’s Compensation Committee, and Health Outlook Corporation, a privately-held developer of predictive healthcare technology and service based in New York, New York, where he serves as a director and chair of the company’s audit committee. Previously, Mr. Morgan served as Senior Analyst at Broadfin Capital, LLC, a healthcare dedicated investment firm based in New York, New York, where he covered the Biotech and Pharmaceutical sectors, from February 2018 to June 2020. Prior to that, Mr. Morgan served as Senior Analyst at Iguana Healthcare Partners LLC, a healthcare-dedicated investment firm based in New York, New York, where he covered Medical Devices and Specialty Pharmaceuticals, from 2015 to January 2018. Mr. Morgan also served as an Analyst at Pura Vida Investments, LLC, a healthcare-focused investment firm, where he covered global Medical Devices, from 2014 to 2015. Earlier in his career, Mr. Morgan served as a Research Associate at Cowen and Company (a subsidiary of Cowen Inc.), a financial services company, on the firm’s Medical Supplies and Devices team, from January 2014 to June 2014. Mr. Morgan received his B.S. in Chemistry from the University of Minnesota and his MBA from the Carlson School of Management at the University of Minnesota.

About Heron Therapeutics

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management's expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, and other risks and uncertainties identified in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:
David Szekeres
Executive Vice President, Chief Operating Officer
Heron Therapeutics, Inc.
dszekeres@herontx.com
858-251-4447